Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS HIGHER EARNINGS
Patriot National Bancorp, Inc. (NASDAQ Small Cap “PNBK”), the parent of Patriot National Bank, reported net income for the quarter ended March 31, 2005 of $287,000 ($0.11 diluted income per share), an increase of 46%, compared to $196,000 ($0.08 diluted income per share) for the quarter ended March 31, 2004.The increase in net income was the result of a higher level of net interest income resulting from significant growth in loans and deposits.

Net interest income increased 28% from $2,668,000 for the quarter ended March 31, 2004 to $3,415,000 for the quarter ended March 31, 2005. The higher level of net interest income reflects the overall growth in the balance sheet as well as the mix of assets. The percentage of loans to total assets increased from 64% at March 31, 2004 to 71% as of March 31, 2005. The improved balance sheet mix resulted in a 28 basis point increase in the net interest margin from the first quarter of 2004 to the quarter ended March 31, 2005. Non-interest expenses increased 16% from $2,924,000 for the quarter ended March 31, 2004 to $3,383,000 for the quarter ended March 31, 2005. The higher operating costs are primarily the result of the continued branch expansion program reflecting higher salaries and benefits and occupancy costs, and the overall growth in the Bank.

Total assets at March 31, 2005 were $414 million, an increase of 19% from $347 million at March 31, 2004. Deposits increased by 24% from $294 million at March 31, 2004 to $366 million at March 31, 2005. During that same period, non-interest bearing deposits increased by 18% to end the quarter at $39 million. Loans increased by 33% from $221 million at March 31, 2004 to $294 million at March 31, 2005.Total portfolio loans closed were 124% higher in the first quarter this year compared to the comparable period last year. Loan quality remains strong. Of the $3.6 million in non-accruing loans at March 31, 2005, $3.5 million is represented by two loans that are current as to contractually due principal and interest payments. The Bank continues to be categorized as well capitalized as defined by current bank regulations.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the growth in core deposits reflects the success of the Bank’s branch expansion program within Fairfield County. The magnitude of the increase in loan closings was particularly gratifying as it indicates the Bank’s ability to reach out and serve the needs of the community. The increase in the loan portfolio was attained while maintaining the same high credit underwriting standards and it was a significant factor in the improvement in the Bank’s net interest margin. Mr. Howell said that the Company continues to execute its long term plan by building a high quality community banking and financial services organization. The Bank will open a branch in Southport, Connecticut in late June or early July. This will be the tenth branch location in Fairfield County, Connecticut. Patriot National Bank is headquartered in Stamford, Connecticut and currently has full service branches in Stamford, Greenwich, Old Greenwich, Darien, Norwalk and Wilton.

Quarter Ended March 31	2005	2004
Net interest income	$3,415	$2,668
Non-interest income	711	751
Non-interest Expense	3,383	2,924
Provision for loan losses	260	160
Income before taxes	482	335
Assets at period end	413,665	347,102

A registration statement relating to the common stock of the Company has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell, or the solicitation of an offer to buy common stock of the Company, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.